Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HEARTWARE INTERNATIONAL, INC.

HeartWare International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.	That the name of the Corporation is HeartWare International, Inc. and that the Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on July 29, 2008.

2.	That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders, which resolution setting forth the proposed amendment was as follows:

RESOLVED, that ARTICLE FOURTH of the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share. The total number of shares of stock which the Corporation shall have authority to issue is (i) 50,000,000 shares of Common Stock, $0.001 par value; and (ii) 5,000,000 shares of preferred stock, $0.001 par value. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish, from time to time, the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.”

3.	That thereafter, the aforesaid amendment was adopted by the requisite vote of the stockholders of the Corporation at the Corporation’s annual meeting of stockholders pursuant to Section 242 of the General Corporation Law.

4.	That all other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 25th day of June, 2015.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Douglas Godshall
Name:	Douglas Godshall
Title:	President and Chief Executive Officer

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